ASSET PURCHASE AGREEMENT,

                         DATED AS OF SEPTEMBER 30, 1999,

                                      AMONG

                                    FCMS, LLC

                              FUNDTECH CORPORATION,

                   STERLING COMMERCE (NORTHERN AMERICA), INC.,

                        STERLING COMMERCE (AMERICA), INC.
 (SOLELY FOR PURPOSES OF SECTIONS 2.12(D), 3.1, 3.2, 3.4, 6.2, 6.5, 7.5 AND 7.6)

                                       AND

                             STERLING COMMERCE, INC.
  (SOLELY FOR PURPOSES OF SECTIONS 2.8(C), 2.12(B), (D), (E), (I), (J), (L) AND
     (M), 2.13, 3.2, 3.4(A), 3.14, 5.7(C), AND (F), 5.8, 6.5, 7.5 AND 7.6)

819604 v.1
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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I DEFINITIONS.........................................................1
     1.1  Definitions.........................................................1

ARTICLE II THE TRANSACTIONS...................................................1
     2.1  Closing.............................................................1
     2.2  Sale and Transfer of Assets.........................................2
     2.3  Excluded Assets.....................................................3
     2.4  Purchase Price......................................................4
     2.5  Adjustments to the Purchase Price...................................4
     2.6  Assumption of Liabilities...........................................5
     2.7  Instruments of Transfer; Certain Actions............................5
     2.8  Further Assurances..................................................5
     2.9  Closing Deliveries by the Seller....................................6
     2.10 Closing Deliveries by the Purchaser.................................7
     2.11 Post-Closing Deliveries by the Seller...............................7
     2.12 License to Use Certain Names........................................8
     2.13.Sublease of Real Property; Transition Services......................11
     2.14 Contracts for which Consents not Acquired...........................11
     2.15 EDS Agreement; Contracts to be Bifurcated...........................12
     2.16 Bulk Sales Laws.....................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER......................14
     3.1  Organization, Standing, etc. of the Seller..........................14
     3.2  Authorization and Execution.........................................14
     3.3  No Consents.........................................................14
     3.4  Absence of Conflicts................................................14
     3.5  Title to Assets.....................................................15
     3.6  Effect of Transfer..................................................15
     3.7  Contracts...........................................................15
     3.8  Accounts Receivable.................................................16
     3.9  Intellectual Property...............................................16
     3.10 Litigation..........................................................18
     3.11 Customers...........................................................19
     3.12 Completeness of Assets..............................................19
     3.13 Financial Statements................................................19
     3.14 Taxes...............................................................19
     3.15 Conduct of Business.................................................19
     3.16 Compliance with Law; Permits........................................19

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     3.17 Employees; Employee Benefit Plans...................................20
     3.18 No Broker's or Finder's Fees........................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................21
     4.1  Organization, Good Standing, and Corporate Power of the Purchaser
          and Fundtech.......................................... .............21
     4.2  Authorization and Execution.........................................21
     4.3  No Consents.........................................................21
     4.4  Absence of Conflicts................................................21
     4.5  Litigation..........................................................22
     4.6  No Broker's or Finder's Fees........................................22

ARTICLE V COVENANTS...........................................................22
     5.2  Expenses............................................................22
     5.3  Accounts Receivable.................................................22
     5.4  Preservation of Books and Records...................................23
     5.5  Allocation of Purchase Price........................................23
     5.6  Taxes ..............................................................23
     5.7  Certain Employment Matters..........................................24
     5.8  Non-Competition.....................................................25
     5.9  Letters to Customers................................................26
     5.10 Sales Commissions...................................................26
     5.11 Obligations Secured by Permitted Encumbrances.......................26

ARTICLE VI SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS;
INDEMNIFICATION; REMEDIES AND LIABILITIES.....................................26
     6.1  Survival of Representations, Warranties and Agreements..............26
     6.2Indemnification of the Purchaser and Fundtech.........................27
     6.3Indemnification of the Seller.........................................29
     6.4Procedures for Third Party Claims.....................................30
     6.5Disclaimer of Warranties..............................................31

ARTICLE VII MISCELLANEOUS.....................................................31
     7.1  Publicity...........................................................31
     7.2  Notices.............................................................32
     7.3  Amendment; Extension and Waiver.....................................34
     7.4  Governing Law.......................................................34
     7.5  Arbitration.........................................................34
     7.6  Jurisdiction and Serviceof Process..................................35
     7.7  Binding Effect; Assignment..........................................35
     7.8  Severability........................................................35
     7.9  No Third-Party Beneficiaries........................................36


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     7.10 Counterparts........................................................36
     7.11 Rules of Construction...............................................36
     7.12 Entire Agreement....................................................36


INDEX OF SCHEDULES:

Schedule 1.1         - Schedule of Definitions
Schedule 1.1(a)      - Disclosure Schedule
Schedule 2.2(a)      - Identified Software
Schedule 2.2(b)(i)   - Seller Contracts
Schedule 2.2(b)(ii)  - Specified Contracts
Schedule 2.2(c)(iii) - Third Party Embedded Software Licenses
Schedule 2.2(c)(i)   - Owned Tangible Assets
Schedule 2.2(c)(ii)  - Leased Tangible Assets
Schedule 2.2(d)      - Consents
Schedule 2.2(e)      - Intellectual Property
Schedule 2.12        - Licensed Trademarks
Schedule 2.14        - Consents not Acquired
Schedule 2.15(b)     - Customers under Contracts to be Bifurcated
Schedule 5.7(a)      - Scheduled Employees
Schedule 5.7(b)      - Prohibited Employees of Seller
Schedule 5.7(c)      - Prohibited Employees of Purchaser

INDEX OF EXHIBITS:

Exhibit A            - Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B            - Closing Date Balance Sheet
Exhibit C            - Form of Seller's Standard License and Service Agreement
Exhibit D            - Form of MLC Group, Inc. Financing Statement


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


                            ASSET PURCHASE AGREEMENT


           THIS ASSET PURCHASE AGREEMENT, dated as of September 30, 1999 (this "Agreement"), is entered into among Sterling Commerce (Northern America), Inc., a Delaware corporation (the "Seller"), FCMS, LLC, a Delaware limited liability company (the "Purchaser"), Fundtech Corporation, a Delaware corporation ("Fundtech"), Sterling Commerce, Inc., a Delaware corporation ("Sterling Commerce")(Sterling Commerce being a party hereto solely for purposes of Sections 2.8(c), 2.12(b), (d), (e), (i), (j), (l) and (m), 2.13, 3.2, 3.4(a),
3.14, 5.7(c), and (f), 5.8, 6.5, 7.5 and 7.6), and Sterling Commerce (America), Inc., a Delaware corporation ("Sterling America")(Sterling America being a party hereto solely for purposes of Sections 2.12(d), 3.1, 3.2, 3.4, 6.2, 6.5, 7.5 and 7.6).



                                    RECITALS

           WHEREAS, the Seller currently owns certain Transferred Assets (as defined below) used in connection with the cash management business of the Commerce Payments Business Unit of Seller, which business includes, among other things, the products and modules identified in Schedule 2.2(a) (the "Cash Management Business") and desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Transferred Assets, upon the terms and conditions hereinafter set forth;

           NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS


           1.1 Definitions. As used in this Agreement, the terms set forth in
Schedule 1.1 shall have the respective meanings set forth therein.


                                   ARTICLE II

                                THE TRANSACTIONS

           2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas,

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at 11:00 a.m. (Dallas time) on September 30, 1999 (the "Closing Date") or at such other place or on such other date as the parties shall mutually agree.

           2.2 Sale and Transfer of Assets. In accordance with the terms and provisions set forth herein, at the Closing the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall acquire and accept, the following properties and assets of Seller (collectively, the "Transferred Assets"):

                     (a) (i) the Software products and modules identified in
           Schedule 2.2(a) (such products and modules, collectively referred to herein as the "Identified Software"), including (i) current versions of the Identified Software, (ii) any predecessor versions of the Identified Software necessary to maintain the Identified Software under agreements for maintenance services being assumed by the Purchaser hereunder, (iii) all Software files necessary to recreate the Identified Software; and (iv) the Software files for any work in progress relating solely to the Identified Software (the Identified Software and the items described in clauses 2.2(a)(i),(ii), (iii) and
           (iv) and the embedded Software licensed pursuant to the applicable Third Party Embedded Software License (as hereinafter defined) identified in Schedule 2.2(b)(iii) are collectively referred to herein as the "Owned Software"). By way of clarification, the parties acknowledge that the rights of the Seller with respect to Third Party Software are being transferred to the Purchaser pursuant to Section 2.2(b) and not this Section 2.2(a). The parties further acknowledge that the Seller has no rights with respect to any Third Party Software except to the extent provided for in a Third Party Embedded Software License relating thereto;

                     (b) all rights and interests of the Seller in the contracts
           (i) as identified in Schedule 2.2(b)(i) (collectively, the "Seller Contracts"), (ii) as identified in Schedule 2.2(b)(ii), to the extent the material terms and conditions of such Specified Contracts do not vary in any material adverse respect from the Seller's Standard License and Service Agreement for the Identified Software (collectively, the "Specified Contracts) and (iii) as identified on
           Schedule 2.2(b)(iii) (collectively, the "Third Party Embedded Software Licenses," and together with the Seller Contracts, the Specified Contracts and the agreements identified on Schedule 2.2(c)(ii) and Schedule 2.2(d), the "Assumed Contracts") ;

                     (c) all rights and interests of the Seller in any equipment, fixtures, furniture, computers, tools, parts, supplies and other tangible assets (i) owned by the Seller and identified in
           Schedule 2.2(c)(i) or (ii) leased by the Seller and identified in
           Schedule 2.2(c)(ii);

                     (d) all rights and interests of the Seller in any Consents, licenses (other than Third Party Embedded Software Licenses) granted to Seller, permits, franchises and other authorizations and telephone numbers possessed by the Seller relating to the Transferred Assets and identified in Schedule 2.2(d);


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


                     (e) all rights and interests of the Seller in the General IP of the Seller comprising a part of the Owned Software (the "Intellectual Property"), including the Intellectual Property of the Seller identified in Schedule 2.2(e), together with all goodwill associated therewith;

                     (f) the Accounts Receivable reflected on the Closing Date Balance Sheet attached hereto as Exhibit B, as will be adjusted by the Final Balance Sheet;

                     (g) solely to the extent related to the Cash Management Business, all rights of the Seller to enforce any non-competition agreements, assignment of invention agreements, confidentiality agreements and consulting agreements entered into with employees of or consultants to the Cash Management Business; and

                     (h) all books and records of the Seller, whether in written or electronic form, in each case to the extent related to the Cash Management Business, including, but not limited to: (i) all manuals pertaining to materials, operations, specifications, maintenance and other matters, (ii) all catalogues, brochures, advertising materials, purchasing and sales materials, (iii) all books and records pertaining to sales, marketing and distribution,(iv) all price lists, customer lists, mailing lists and credit records, (v) customer files,
           (vi) support maintenance and service files, (vii) financial records (including, without limitation, access to the outside auditors and accountants work papers, to the extent that Seller has the right to grant such access) , (viii) marketing collateral used solely for the Identified Software and (ix) the data contained in the Vantive database.

           2.3 Excluded Assets. Notwithstanding the provisions of Section 2.2, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Transferred Assets:

                     (a) cash and cash equivalents;

                     (b) accounts receivable solely arising from the Seller's business other than the Accounts Receivable;

                     (c) subject to Section 2.13, any leasehold or other interests in real estate;

                     (d) the business, assets, properties and Contracts of Seller not related to the Transferred Assets;

                     (e) subject to Section 2.12, the names, trademarks, etc. "Sterling Commerce," "Commerce", "COMMERCE:" and any derivatives or designs of such names


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           (including service marks), either in word form or as a design, together with all goodwill associated therewith;

                     (f) any marketing gifts, trinkets or other similar paraphernalia bearing the names "Sterling Commerce" or any derivatives thereof (excluding marketing collateral related solely to the Owned Software);

                     (g) tax credits and refunds and other rights and claims of the Seller arising in connection with Taxes relating to the Transferred Assets for any year or period (or portion thereof) ended on or prior to the Closing Date;

                     (h) employee benefit plan arrangements, plans, programs or agreements, including any individual plans, programs or agreements maintained by the Seller;

                     (i) the charter and bylaws of the Seller and all minute books, stock books, stock transfer ledgers and similar books and records of the Seller; and

                     (j) the rights of the Seller under this Agreement, including the Seller's right to enforce the obligations of the Purchaser and Fundtech under this Agreement.

           2.4 Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Transferred Assets described in Section 2.2, the Purchaser shall pay the Seller a purchase price of $4,395,696 (the "Purchase Price"), subject to adjustment as provided herein.

           2.5 Adjustments to the Purchase Price. The Purchase Price in Section
2.4 shall be adjusted as follows:

                     (a) (i) if the Accounts Receivable as contained in the Final Balance Sheet (the "Final Accounts Receivable") exceed the Accounts Receivable as contained in the Closing Date Balance Sheet (the "Closing Date Accounts Receivable"), the Purchase Price shall be increased by the excess of the Final Accounts Receivable over the Closing Date Accounts Receivable, and (ii) if the Closing Date Accounts Receivable exceed the Final Accounts Receivable, the Purchase Price shall be decreased by the excess of the Closing Date Accounts Receivable over the Final Accounts Receivable. If any amounts are payable hereunder, the applicable party shall promptly pay to the other party, in cash, such amount.

                     (b) (i) if the Deferred Revenues as contained in the Final Balance Sheet (the "Final Deferred Revenues") exceed the Deferred Revenues as contained in the Closing Date Balance Sheet (the "Closing Date Deferred Revenues"), the Purchase Price shall be decreased by the excess of the Final Deferred Revenues over the Closing Date Deferred Revenues, and (ii) if the Closing Date Deferred Revenues exceed the Final Deferred Revenues, the Purchase Price shall be increased by the excess of the Closing Date Deferred


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           Revenues over the Final Deferred Revenues. If any amounts are payable hereunder, the applicable party shall promptly pay to the other party, in cash, such amount.

           2.6 Assumption of Liabilities.

                     (a) In further consideration of the sale, assignment, transfer and delivery described in Section 2.2, at the Closing, subject to Sections 2.2 and 2.15, the Purchaser shall assume, pay, perform and discharge, effective as of the Closing Date, the debts and obligations of the Seller arising under the Assumed Contracts from and after the Closing Date, except to the extent that any such debts and obligations arise as a result of or in connection with a breach by the Seller of the terms of such Assumed Contracts prior to the date hereof (the "Assumed Liabilities"); and

                     (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not assume, pay, perform or discharge any debts, liabilities or obligations of the Seller other than the Assumed Liabilities (the "Retained Liabilities").

           2.7 Instruments of Transfer; Certain Actions. Concurrently with the execution and delivery hereof, the Seller will execute and deliver to the Purchaser the bills of sale, deeds, general conveyances, endorsements, assignments and other instruments of sale, conveyance, transfer and delivery referred to in Section 2.9 and shall take such actions as are commercially reasonable to put the Purchaser in actual possession and operating control of the Transferred Assets.

           2.8 Further Assurances.

                     (a) The Seller hereby agrees, from time to time after the date hereof, at the request of the Purchaser (but at the expense of the Seller), (i) to execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, assignment, transfer and delivery and such further consents, certifications, affidavits and assurances as are commercially reasonably required in order to vest in the Purchaser all right, title and interest in and to the Transferred Assets and to make Section 3.12 correct or otherwise to consummate and make effective the transactions contemplated by this Agreement and (ii) to take, or cause to be taken, all actions and do, or cause to be done, all things, as are commercially reasonably required in order to put the Purchaser in actual possession and operating control of the Transferred Assets and to make Section 3.12 correct or otherwise to accomplish the purposes of this Agreement.

                     (b) The Purchaser hereby agrees, from time to time after the date hereof, at the request of the Seller (but at the expense of the Purchaser), (i) to execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of assumption, consents, certifications, affidavits and assurances as are commercially reasonably required in order to perfect the assumption by the Purchaser of the Assumed Liabilities and make effective the transactions contemplated by this Agreement and (ii) to take, or cause to be taken, all actions and do, or cause to be done, all things as are commercially reasonably required in order to otherwise accomplish the purposes of this Agreement.

                     (c) To that extent that Sterling Commerce or any of its Affiliates owns title to any of the Identified Software (and related files) and Intellectual Property or Contracts (including rights under the Master Agreement solely to the extent such rights relate to the Owned Software) necessary to the operation of the Cash Management Business as it is presently conducted (other than the Excluded Assets, Commercial PC Software and the items set forth in Section
           3.12 of the Disclosure Schedule), Sterling Commerce hereby agrees, from time to time after the date hereof, at the request of the Purchaser (but at the expense of the Seller), (i) to execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, assignment, transfer and delivery and such further consents, certifications, affidavits and assurances as are commercially reasonably required in order to vest in the Purchaser all right, title and interest in and to any such Identified Software (and related files), Intellectual Property and/or Contracts and (ii) to take, or cause to be taken, all actions and do, or cause to be done, all things, as are commercially reasonably required in order to put the Purchaser in actual possession and operating control of the any such Identified Software (and related files), Intellectual Property and/or Contracts. To the extent that any Owned Software (and related files) and Intellectual Property is required to be transferred to the Purchaser pursuant to this Agreement, Sterling Commerce, Sterling America or their Affiliates will not challenge the title or any intellectual property rights of the Purchaser in and to such Owned Software or Intellectual Property or any modifications to the Identified Software, except to the extent that a modification forms the basis for such a challenge or claim.

                     (d) To the extent that any assets are transferred pursuant to Section 2.8 after the Closing Date, such assets shall be deemed to be included in the applicable definitions set forth in this Agreement.

           2.9 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following, each dated the Closing Date (except as otherwise specified below):

                     (a) a duly executed copy of this Agreement;


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                     (b) a duly executed copy of the Bill of Sale, Assignment
           and Assumption Agreement between the Seller and the Purchaser, substantially in the form attached hereto as Exhibit A (the "Bill of Sale, Assignment and Assumption Agreement");

                     (c) copies of any and all releases, termination statements and other documents and instruments, dated on or within five days prior to the date hereof, as are necessary to remove and release any Liens (other than Permitted Encumbrances), if any, which may encumber any of the Transferred Assets;

                     (d) copies of the Financial Statements certified by the Treasurer of the Seller;

                     (e) an opinion of Baker & Botts, L.L.P., counsel to the Seller, which shall be in form and substance reasonably satisfactory to the Purchaser; and

                     (f) such corporate documents as the Purchaser may reasonably request relating to the existence of the Seller, the authority of the Seller to enter into this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Purchaser.

           2.10 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following, each dated as of the Closing Date (except as otherwise specified below):

                     (a) a duly executed copy of this Agreement;

                     (b) a wire transfer of immediately available funds in the aggregate amount equal to $4,395,696;

                     (c) a duly executed copy of the Bill of Sale, Assignment and Assumption Agreement;

                     (d) an opinion of Weil, Gotshal & Manges LLP, counsel to the Purchaser, which shall be in form and substance reasonably satisfactory to the Seller; and

                     (e) such corporate documents as the Seller may reasonably request relating to the existence of the Purchaser, the authority of the Purchaser to enter into this Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Seller.

           2.11 Post-Closing Deliveries by the Seller. Within 15 business days of the Closing Date, the Seller shall prepare and deliver a final balance sheet, as of the Closing Date, related to the


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

Transferred Assets to the Purchaser (the "Final Balance Sheet"). The Purchaser and Seller shall work jointly to prepare the Final Balance Sheet and the Purchaser shall provide the Seller with access during normal business hours to any books, records, working papers or other information reasonably necessary or useful in preparing the Final Balance Sheet.

           2.12 License to Use Certain Names. Upon the terms and conditions hereinafter set forth, the Seller hereby grants to the Purchaser an exclusive license to use the Trademarks set forth on Schedule 2.12 (the "Non-CFI Trademarks") and a non-exclusive license to use the trademark "COMMERCE:Connexion for the Internet" (the "CFI Trademark," and together with the Non-CFI Trademarks, the "Trademarks")(the license to use the Trademarks is herein referred to as the "Trademark License") in connection with the Owned Software included in the Transferred Assets.

                     (a) The Trademark License shall be effective on the Closing Date and shall remain in effect for six (6) months, unless earlier terminated or extended in accordance with this Section 2.12. If, upon the expiration of the initial six (6) month term of the Trademark License, the Purchaser or Fundtech has filed an application for registration of a trademark to be used in connection with the Owned Software with the U.S. Patent and Trademark Office (a "Trademark Application"), the Purchaser shall have the right to extend the term of the Trademark License for an additional term to extend until three
           (3) months after the final determination of the U.S. Patent and Trademark Office with respect to a Trademark Application; provided, however, that in no event shall the term of the Trademark License exceed twelve (12) months after the Closing Date. The Purchaser shall file a Trademark application as soon as reasonably practicable after the Closing.

                     (b) During the term of the Trademark License, the Purchaser may only use the Trademarks as follows: (i) in connection with the Owned Software included in the Transferred Assets as the Trademarks appear within such Owned Software and/or (ii) the Purchaser may refer to the Owned Software included in the Transferred Assets as ". . . formerly known as "Commerce:[insert name of product]." Subject to
           Section 2.12(e), the Purchaser may use the Trademarks in connection with the current version of the Owned Software and any new versions released during the term of the Trademark License.

                     (c) The Purchaser acknowledges that the Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to the Seller or its Affiliates.

                     (d) The Purchaser shall not during the term of the Trademark License, or thereafter, challenge the title or any rights of the Seller in and to the Trademarks. The Seller, Sterling Commerce and Sterling America agree that the Purchaser may adopt and use as a trademark and apply to register with the U.S. Patent and Trademark Office or the trademark office of any country, a trademark containing the portion of any of the Trademarks following the "COMMERCE:" (e.g., "Banker" or "Wire") alone or with other words or symbols (other than any trademarks, service marks or other marks previously owned by the Seller or any of its Affiliates) and the Seller or its Affiliates will not challenge or oppose any such registration. In addition, in the event that any trademarks owned by the Seller or any of its Affiliates, containing the portion of the Trademarks following the "COMMERCE:" (the "Last Portion") are cited against the Purchaser's registration of a trademark by virtue of the fact that the trademark being registered and a Trademark both contain the Last Portion, the Seller or such Affiliate, as applicable, will use its commercially reasonable efforts, at Purchaser's expense, to facilitate the registration of its trademark. The Seller, Sterling Commerce and Sterling America hereby agree that the fact that the trademark being registered by the Purchaser contains the Last Portion shall not be deemed to be commercially unreasonable by the Seller. The Seller, Sterling Commerce and Sterling America understand that the Purchaser intends to register trademarks including the Last Portion and hereby agrees that Purchaser has a right to do so.

                     (e) During the term of the Trademark License, the Purchaser shall provide the products and services relating to the Owned Software included in the Transferred Assets in accordance with all applicable federal, state and local laws, and the Purchaser's use of the Trademarks shall not reflect adversely upon the good name of the Seller or its Affililates or the Trademarks, and all such products and services provided by the Purchaser shall be of high quality, standard and skill. The Purchaser shall furnish to the Seller, free of cost, for its prior written approval, examples of all pre-printed items to be distributed generally to licensees or potential licensees of the Owned Software by the Purchaser containing the Trademarks. Such items shall be delivered to Phyllis Hohe, or her successor, at the address for notices for the Seller set forth in Section 7.2, with a copy to Dave Pond, or his successor at the same such address. The Seller shall have seven business days after receipt of any such items by the Purchaser within which to approve or reject such items, and the approval of such items shall not unreasonably be withheld. If the Seller does not approve or reject such items within such seven-business day period, such items shall be deemed approved. Notwithstanding the foregoing, the Purchaser shall not be required to submit any marketing collateral developed by the Seller for the Owned Software to the Seller or Sterling Commerce for approval prior to the Purchaser's use of such marketing collateral in connection with the Owned Software.

                     (f) If the Purchaser materially violates any of its obligations under the terms of this Section 2.12, the Purchaser shall immediately cease its improper use of the Trademarks upon the receipt of written notice from the Seller. If such violation is, as determined in the reasonable discretion of the Seller, not cured within thirty (30) days after the receipt of such notice, the Seller shall have the right to immediately terminate the Trademark License.

                     (g) After the expiration or termination of the Trademark License, the Purchaser shall dispose of any printed marketing collateral or other material that bears the Trademarks within five business days after such termination.

                     (h) Upon and after the expiration or termination of the Trademark License, all rights granted to the Purchaser with respect to the Trademarks shall forthwith revert to the Seller, and the Purchaser shall not use the Trademarks or make any reference to the Trademarks, whether direct or indirect.

                     (i) During the term of the Trademark License, the Purchaser shall have the right to use the marketing collateral developed by the Seller for the Owned Software provided, that the Purchaser only distributes such marketing collateral together with a letter, the text of which is in form and substance satisfactory to the Seller, specifying that the Purchaser purchased the Owned Software from the Seller and that the Purchaser is distributing such Owned Software. Such letter or text shall be delivered to Phyllis Hohe, or her successor, at the address for notices for the Seller set forth in
           Section 7.2, with a copy to Dave Pond, or his successor at the same such address. The Seller shall have seven business days after receipt of any such letter or text by the Purchaser within which to approve or reject such letter or text, and the approval of such letter shall not unreasonably be withheld. If the Seller does not approve or reject the such letter or text within such seven-business day period, such letter or text shall be deemed approved.

                     (j) Notwithstanding the expiration or the termination of the Trademark License, the Purchaser or Fundtech may use the name "Sterling Commerce" or "COMMERCE:" or a derivative thereof, and during the term of the Trademark License, the Seller may use the non-CFI Trademarks, as may be required by law, as determined by the filing party's counsel, to be included in filings under the federal securities laws of the United States and other governmental filings, but (as is practicable under the circumstances in the filing party's commercially reasonable judgment) the Purchaser or Fundtech, as applicable, shall consult with Sterling in advance of such use and in disclosures to its auditors, attorneys, tax consultants, officers or directors.

                     (k) Except as otherwise provided in this Section 2.12, the Purchaser agrees that neither it nor any of its Affiliates shall use or employ in any manner, directly or indirectly, the name "Sterling Commerce," "Commerce" or any derivatives thereof or any names deceptively similar thereto in any of its present or future business operations or for any other purpose.

                     (l) Notwithstanding anything herein to the contrary, the presence of any trademarks of the Seller or any Affiliate of the Seller in the Owned Software licensed to licensees by the Seller or the Purchaser prior to the expiration or termination of the Trademark License or materials provided to licensees of the Owned Software prior to the expiration or termination of the Trademark License shall not be deemed an unauthorized use of the Seller's or any of its Affiliates trademarks.

                     (m) Notwithstanding anything herein to the contrary, the marketing and licensing by the Seller of the product known as "COMMERCE: Connexion for the Internet" under the trademark "COMMERCE:
           Connexion for the Internet" and the use by end users of such product in connection with such licenses shall not be deemed to be a breach by the Purchaser or Fundtech of this Section 2.12.

                     (n) Until the earlier of (i) two and one-half (2 1/2) years after the Closing Date or (ii) the date six months prior to the expiration of the statutory period during which the Trademarks must be used to prevent abandonment or cancellation of the Seller's registration for any of the Trademarks after the termination of the Trademark License, the Seller agrees that neither it nor any of its Affiliates shall use the Non-CFI Trademarks for any business, products or services without the written consent of the Purchaser, which consent will not unreasonably be withheld.

           2.13 Sublease of Real Property; Transition Services. To facilitate the orderly transfer of the Transferred Assets from the Seller to the Purchaser, from and after the Closing Date, the Seller will provide the Purchaser with a certain portion of the space leased by the Seller at 15301 Dallas Parkway, Dallas, Texas, 75248, subject to the terms and conditions of the Sublease Agreement to be entered into between the Seller and the Purchaser on the date hereof. In addition, the Seller and Sterling Commerce, as applicable, agree to provide the Purchaser with certain on-site services mutually agreeable to the parties to facilitate the transition of the Transferred Assets from the Seller to the Purchaser.

           2.14 Contracts for which Consents not Acquired. The Seller agrees that from and after the date hereof, it will take, or cause to be taken, all commercially reasonable actions necessary to obtain as promptly as practicable any required consents to the assignment of the Assumed Contracts identified on
Schedule 2.14 and any other Assumed Contract for which any required consent was not acquired prior to the Closing. If and so long as any required consent to the assignment or other transfer of any such Assumed Contract shall not have been obtained, the Seller will (a) provide the Purchaser with such rights and benefits under such Assumed Contracts as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of the Purchaser of any and all rights of the Seller in respect of claims that the Seller may now or hereafter have against any other party thereto, whether arising from the breach or cancellation thereof or otherwise, (b) to the extent that such action will not result in a breach or violation of, or default under, the terms of such Assumed Contracts, transfer to the Purchaser all assets and rights, including all monies received in respect of such Assumed Contracts and hold any such Assumed Contracts in trust for the use and benefit of the Purchaser and (c) to the extent that the provisions of clauses (a) and (b) above are not sufficient to transfer all of the benefits of such Assumed Contracts (other than legal title), take such actions that are reasonably required to transfer all of the benefits of such Assumed Contracts (other than legal title) to the Purchaser, and the Purchaser agrees to perform, at its sole cost and expense, all the obligations of the Seller arising after the date of Closing under such Assumed Contracts provided that the Purchaser receives all of the benefits of such Assumed Contracts.

           2.15 EDS Agreement; Contracts to be Bifurcated.

                     (a) The Purchaser agrees that from and after the Closing Date, it will take, or cause to be taken, all commercially reasonable actions necessary to enter into a written agreement (the "EDS Agreement") with Electronic Data Systems Corporation ("EDS") or an Affiliate of EDS pursuant to which the Purchaser will license the Owned Software to EDS or such Affiliate. The Seller agrees that during the period commencing on the Closing Date and ending on the earlier of (i) the effective date of such EDS Agreement or (ii) six months after the Closing Date, the Seller will (a) provide the Purchaser, solely to the extent they relate to the Owned Software, with such rights and benefits under the Master Software License Agreement (the "Master Agreement"), dated March 23, 1999 between EDS and Sterling Commerce (Southern), Inc., Sterling Commerce (Mid America), Inc., Sterling Commerce (America), Inc., Sterling Commerce (Northern America), Inc. and Sterling Commerce B.V., as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of the Purchaser of any and all rights of the Seller under the Master Agreement in respect of claims that the Seller may now or hereafter have against EDS with respect to the Owned Software, (b) to the extent that such action will not result in a breach or violation of, or default under, the terms of the Master Agreement, transfer to the Purchaser all assets and rights, including all monies received in respect of the Master Agreement and related to the Owned Software thereunder and (c) to the extent that the provisions of clauses (a) and (b) above are not sufficient to transfer to the Purchaser all of the benefits of the Master Agreement to the extent such benefits relate to the Owned Software (other than legal title), take such actions that are reasonably required to transfer to the Purchaser all of the benefits of the Master Agreement, to the extent such benefits relate to the Owned Software. Provided EDS is not in breach under the Master Agreement and provided that the Purchaser receives all of the benefits of the Master Agreement as described above, then Purchaser agrees to perform, at its sole cost and expense, the obligations of the Seller to permit EDS to license to end users the Owned Software, and to enter into related maintenance agreements. With respect to existing and future licensed end users, the Purchaser agrees to perform, at its sole cost and expense, the obligations and to assume the liabilities of the Seller only to the extent they would have arisen under an end user license substantially the same as Seller's Standard License and Service Agreement.


                     (b) The Purchaser and the Seller agree that from and after the Closing Date, they will take, or cause to be taken, all commercially reasonable actions necessary for the Purchaser to enter into a written agreement (each, "New License") with each of the customers set forth on Schedule 2.15(b) pursuant to which the Purchaser will continue to license certain Owned Software currently licensed to such customers by the Seller pursuant to the agreements set forth on Schedule 2.15(b) (the "Bifurcation Agreements"). The Seller agrees that during the period commencing on the Closing Date and ending on the earlier of (i) the effective date of each such New License or (ii) six months after the Closing Date, the Seller will
           (a) provide the Purchaser, solely to the extent they relate to the Owned Software, with such rights and benefits under the Bifurcation Agreements, as will not result in a violation or breach of, or constitute a default under, the terms thereof, including enforcement for the account of the Purchaser of any and all rights of the Seller under a Bifurcation Agreement in respect of claims that the Seller may now or hereafter have against a party to such Bifurcation Agreement with respect to the Owned Software, (b) to the extent that such action will not result in a breach or violation of, or default under, the terms of a Bifurcation Agreement, transfer to the Purchaser all assets and rights, including all monies received in respect of such Bifurcation Agreement and related to the Owned Software thereunder and (c) to the extent that the provisions of clauses (a) and (b) above are not sufficient to transfer to the Purchaser all of the benefits of the Bifurcation Agreements to the extent such benefits relate to the Owned Software (other than legal title), take such actions that are reasonably required to transfer to the Purchaser all of the benefits of each Bifurcation Agreement, to the extent such benefits relate to the Owned Software (other than legal title). Purchaser agrees to perform, at its sole cost and expense, the obligations of the Seller to licensed end users under the Bifurcation Agreements. With respect to such licensed end users, Purchaser only assumes its obligations to the extent they would have arisen under an end user license substantially the same as Seller's Standard License and Service Agreement.

           2.16 Bulk Sales Laws. The parties hereby waive compliance with any applicable bulk sales laws in connection with the transfer of the Transferred Assets. The Seller hereby agrees to indemnify, defend, and hold the Purchaser harmless from and against any and all demands, claims, actions, causes of action, losses, damages, liabilities, costs and expenses (including reasonable fees and disbursements of counsel) arising out of, related to and in connection with any failure to comply with applicable bulk sales laws in connection with the transfer of the Transferred Assets.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
              OF THE SELLER, STERLING COMMERCE AND STERLING AMERICA

Each of the Seller, Sterling Commerce (solely with respect to Section 3.2, 3.4(a) and 3.14) and Sterling America (solely with respect 3.1, 3.2 and 3.4) hereby represents and warrants to the Purchaser and Fundtech as follows:

           3.1 Organization, Standing, etc. of the Seller and Sterling America. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, or with respect to the Transferred Assets specified in Schedule 2.2(c)(ii) to lease, the Transferred Assets. Sterling America is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

           3.2 Authorization and Execution. Each of the Seller, Sterling Commerce and Sterling America has all requisite corporate power and authority to enter into this Agreement and the Seller has all requisite corporate power and authority to sell, convey, assign, transfer and deliver the Transferred Assets as provided in this Agreement. The execution, delivery and performance of this Agreement by the Seller, Sterling Commerce and Sterling America and the consummation by each of them of the transactions applicable to each of them contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller, Sterling Commerce and Sterling America. This Agreement has been duly and validly executed and delivered by the Seller, Sterling Commerce and Sterling America and constitutes a legal, valid and binding agreement of the Seller, Sterling Commerce and Sterling America enforceable against each of them in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights.

           3.3 No Consents. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent or other action by or in respect of, or declaration or filing with, any Tribunal or any other Person.

           3.4 Absence of Conflicts. The execution and delivery by the Seller of this Agreement, the performance by it of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby will not (a) conflict with or result in any violation of any provision of the Seller's charter or bylaws, each as amended to date, (b) with or without notice or the lapse of time or both, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration pursuant to, result in any increased or additional payments pursuant to, or result in being declared void or voidable, or result in any change or amendment of, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which the Seller is a party or by which any of the Transferred Assets are or may be bound, (c) violate any Legal Requirement applicable to the Seller or the Transferred Assets or (d) result in the creation of, or impose on the Seller the obligation to create, any Lien upon any of the Transferred Assets other than such minor imperfections of title and Liens as do not materially detract from or interfere with the use of the Transferred Assets or materially detract from the value thereof. The execution and delivery by (a) Sterling America of this Agreement and the performance by it of its obligations hereunder will not (i) conflict with or result in any violation of any provision of its charter or bylaws, each as amended to date or (ii) violate any Legal Requirement applicable to Sterling America and (b) Sterling Commerce of this Agreement and the performance by it of its obligations hereunder will not conflict with or result in any violation of any provision of its charter or bylaws, each as amended to date.

           3.5 Title to Assets. Except as set forth in Section 3.5 of the Disclosure Schedule, the Seller has good and marketable title to all of the Transferred Assets free and clear of all Liens, title imperfections, claims, charges, levies or assessments of any kind or character, other than (i) Liens for Taxes and other governmental charges or levies which are not yet due and payable, (ii) mechanics', workmen's, warehousemen's, vendors' or carriers' Liens arising in the ordinary course of business and securing sums which are not yet due and payable and (iii) such minor imperfections of title and Liens as do not materially detract from or interfere with the use of the Transferred Assets or materially detract from the value thereof (any Liens referred to in clauses (i), (ii) or (iii) above being hereinafter collectively referred to as "Permitted Encumbrances"). Upon the sale, assignment, transfer and delivery of the Transferred Assets in accordance with this Agreement, the Purchaser will acquire good and marketable title thereto, free and clear of all Liens, title imperfections, claims, charges, levies or assessments of any kind or character, other than Permitted Encumbrances.

           3.6 Effect of Transfer. The consummation of the transactions contemplated by this Agreement will result in the Purchaser acquiring all of the Seller's right, title and interest in and to the Transferred Assets and the consummation of such transactions will not result in the imposition of any debts, liabilities or obligations on the Purchaser other than the Assumed Liabilities, and the obligations of the Purchaser under this Agreement and the Bill of Sale, Assignment and Assumption Agreement.

           3.7 Contracts.

                     (a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, each Assumed Contract is in full force and effect, and constitutes a legal, valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms. The Seller is not in breach or default under any Assumed Contract. Except as set forth in Section 3.7(a) of the Disclosure Schedule, true and correct copies of each Assumed Contract has been delivered to the Purchaser.

                     (b) Except as set forth in Section 3.7(b) of the Disclosure Schedule, each Assumed Contract is in full force and effect, and to the knowledge of the Seller, each Assumed Contract constitutes a legal, valid and binding obligation of the other parties thereto, and is enforceable against each of them in accordance with its terms. To the knowledge of the Seller, no other party to any Assumed Contract is in breach or default thereunder, no written notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received by any party thereto in connection therewith. No event has occurred that has not been cured and that would constitute a breach, violation or default or give rise to any right of offset, counterclaim, termination, cancellation or acceleration thereunder (with or without notice or lapse of time or both).

                     (c) Set forth in Section 3.7(c) of the Disclosure Schedule is a true and correct list of all Contracts currently in effect for maintenance services and all current Third Party Contracts entered into in the ordinary course of the Cash Management Business.

                     (d) Except as set forth in Section 3.7(d) of the Disclosure Schedule (and other than the Excluded Assets), the Seller is not a party to any transaction with an Affiliate of the Seller pursuant to which an Affiliate of the Seller provides services or other benefits to the Seller that (i) are essential to the operation of the Cash Management Business as it is presently conducted or (ii) that produces revenue for the Cash Management Business.

           3.8 Accounts Receivable. All Accounts Receivable existing as of the date hereof arose out of bona fide business transactions in the ordinary course of business consistent with past practices (including regular credit practices). To the knowledge of Seller, each Account Receivable constitutes a legal, valid and binding account receivable (subject to potential customer cancellations), and no Account Receivable is subject to any known disputes, defenses, assignments, restrictions, counterclaims or setoffs by, any rebates, discounts or allowances to, or any returns from, any customer. Section 3.8 of the Disclosure Schedule sets forth a true and complete copy of the Seller's accounts receivable aging report, dated August 31, 1999.

           3.9 Intellectual Property.

                     (a) Except as otherwise indicated therein, Section 3.9(a) of the Disclosure Schedule sets forth a true and complete list of all items of Software and Intellectual Property owned by the Seller and necessary for operation of the Cash Management Business as it is presently conducted (collectively, the "Owned IP"). Section 3.9(a) of the Disclosure Schedule includes, without limitation, a complete list of all United States and foreign patents, patent applications, registered trademarks, registered copyrights, registered trade names, registered service marks and any other registered Intellectual Property rights included in the Transferred Assets, and any applications therefor ("Registered Owned IP") and specifies, where applicable, the jurisdictions in which each item of Registered Owned IP has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and dates and the names of all registered owners.

                     (b) Section 3.9(b) of the Disclosure Schedule sets forth a true and complete list of all items of Software and Intellectual Property (other than Commercial PC Software) licensed by the Seller (including, among other things, reference to the agreement from which such license derives) and necessary for the operation of the Cash Management Business (collectively, the "Licensed IP") as it is presently conducted. The right of the Seller to use, distribute, market and sell the Licensed IP in connection with the Transferred Assets is evidenced by the license agreements included within the Assumed Contracts. The Seller has delivered to the Purchaser correct and complete copies of all license agreements for the Licensed IP.

                     (c) The development, license, use, sale, distribution and modification of the Owned IP by the Seller in connection with the Cash Management Business has not infringed any presently existing United States patent or any other General IP rights of any other Person or constituted an unlawful disclosure, use or misappropriation of the rights of any other Person and the Seller has not received notice of any such infringement, disclosure, use or misappropriation. The Seller is not in violation of, or in default under, any Contract or other Legal Requirement relating to the Intellectual Property included in the Transferred Assets.

                     (d) Except as set forth in Section 3.9(d) of the Disclosure Schedule, the Seller has not received notice of and there is no pending or, to the knowledge of the Seller, threatened claims or actions affecting the Software (and related files) or Intellectual Property included in the Transferred Assets. None of the Software or Intellectual Property included in the Transferred Assets is subject to any outstanding decree, order, judgment or stipulation to which the Seller is a party restricting in any respect the use, marketing, distribution, sale manufacture, exploitation or licensing thereof by the Seller.

                     (e) Except for the Assumed Contracts or as otherwise set forth in Section 3.9(e) of the Disclosure Schedule, the Seller has not granted or obligated itself to grant to any Person any license, option or other right to develop, license, sell, distribute or modify (including any rights under any source code escrow agreement) in any manner, in whole or in part, any of the Owned IP.

                     (f) Except for the Assumed Contracts or as otherwise set forth in Section 3.9(f) of the Disclosure Schedule, the Seller has not entered into and is not subject to any agreement or undertaking restricting in any respect the use, marketing, distribution, sale, manufacture, exploitation or licensing of the Owned IP.

                     (g) Except as set forth in Section 3.9(j) of the Disclosure Schedule, the most recently distributed commercial versions of the Identified Software distributed to customers under the Assumed Contracts applicable to such customers (excluding any computer Software in the process of development and any versions distributed as beta, test or evaluation releases) (the "Commercial Owned Software") conforms in all material respects to the documentation and functional and performance specifications accompanying such Commercial Owned Software, when such Commercial Owned Software is used in its unmodified form, from undamaged media, and in accordance with the instructions and specifications specified in the accompanying documentation.

                     (h) The Seller has not intentionally inserted into the Identified Software and to the knowledge of the Seller, the Identified Software does not contain any lock, timer, copy protection feature, CPU serial number reference, disability virus, self help code, program dependency feature or other device or software routine (including any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other computer software routines) or hardware components designed to permit unauthorized access to, disable, erase or otherwise harm or interrupt the continued usage of the Identified Software.

                     (i) To the knowledge of the Seller, the Owned IP has not been infringed by any Person, except as set forth on Section 3.9(i) of the Disclosure Schedule.

                     (j) Except as set forth in Section 3.9(j) of the Disclosure Schedule and only to the extent that (i) the versions of the Owned Software identified in Section 3.9(j)(i) of the Disclosure Schedule (the "Scheduled Software") have not been modified (excluding modifications made by or on behalf of the Seller) and provided that the Scheduled Software would have been Y2K Compliant but for such modifications or (ii) the Scheduled Software is not used in connection with other products that are not provided by the Seller or by the Purchaser pursuant to Section 5.1 and that are not Y2K Compliant and provided that the Scheduled Software would have been Y2K Compliant but for the use with such products, the Scheduled Software, is Y2K Compliant. As used herein, "Y2K Compliant" means that (i) the subject Software is capable, in all material respects of recording, storing, processing, and presenting calendar dates falling on or after January 1, 2000 in the same manner and with substantially the same functionality as such subject Software records, stores, processes and presents calendar dates falling on or before December 31, 1999, (ii) the subject Software accepts date data from other systems and sources (whether in two digit or four digit format) and properly recognize, calculate, sort, store, output, sequence and otherwise process such data in a manner that eliminates any century ambiguity and (iii) the subject Software will properly recognize, calculate, sort, store, output, sequence and otherwise process date data for February 29, 2000 and all subsequent leap years.

           3.10 Litigation. Except as set forth on Section 3.10 of the Disclosure Schedule, the Seller has not received notice of any claim and there is no pending action, suit, inquiry, formal or informal complaint,demands, investigation or other proceeding involving or, to the knowledge of the Seller, affecting the Transferred Assets.

           3.11 Customers. Section 3.11 of the Disclosure Schedule sets forth each customer or group of affiliated customers accounting for 2 1/2% or more of the revenues received by the Seller with respect to the Transferred Assets during the 12-month period ended July 31, 1999, and the six-month period ended July 31, 1999.

           3.12 Completeness of Assets. Except as set forth in Section 3.12 of the Disclosure Schedule, the Software (and related files) and the Intellectual Property included in the Transferred Assets and the Assumed Contracts included in the Transferred Assets constitute all of the Software (and related files) and Intellectual Property and Contracts (other than the Excluded Assets and Commercial PC Software) necessary to the operation of the Cash Management Business as it is presently conducted. The tangible assets included in the Transferred Assets are generally fit for the purposes for which they are presently being used and are in good operating condition and repair, ordinary wear and tear excepted.

           3.13 Financial Statements. The Seller has furnished the Purchaser with true and complete copies of the Seller's Financial Statements. Such Financial Statements were prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes thereto), are in accordance with and based upon the books and records of the Seller, contain figures that arose out of bona fide licenses, sales and deliveries of goods, performance of services or other bona fide business transactions and are true and correct in all material respects, except for any adjustments described therein.

           3.14 Taxes Sterling Commerce has timely filed or will file in a timely manner with the appropriate taxing authority all Tax returns required to be filed on or prior to the Closing Date which relate to Taxes attributable to the Transferred Assets which could result in a claim or lien against the Transferred Assets, and Sterling Commerce has paid or will pay on the applicable due date all Taxes reflected on any such Tax return. There are no claims for unpaid Taxes attributable to the Transferred Assets which could result in a claim or lien against the Transferred Assets.

           3.15 Conduct of Business. Except as set forth in Section 3.15 of the Disclosure Schedule, since June 30, 1999, the Cash Management Business has been conducted in the ordinary course consistent with past practice only, and there has not been any material adverse change in the business, operations, financial condition, results of operations, properties, assets or liabilities of the Cash Management Business. The Purchaser acknowledges that the transactions contemplated by this Agreement are not in the ordinary course of the Cash Management Business.

           3.16 Compliance with Law; Permits. The operation of the Cash Management Business, the conduct of the Cash Management Business as and where such business has been or presently is conducted, and the ownership, possession and use of the Transferred Assets used in or for the Cash Management Business comply with all Legal Requirements and Orders of any Tribunal and is not delinquent with respect to any report required to be filed with any Tribunal applicable to the Cash Management Business except where the failure to comply would not have, and could not reasonably be expected to have, a Material Adverse Effect. Seller has obtained and holds all permits required for the lawful operation of the businesses as and where such business is presently conducted and for ownership of the Transferred Assets. The Seller has not received notice of any violation of laws or any notice of any violation, suspension, cancellation, or termination of any permit. No application, notice, order, registration, qualification, waiver, consent, approval or other action is required to be filed, given, obtained or taken by virtue of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby in order to avoid (x) the loss of any permit or other governmental authorization or (y) the violation or breach of, or the default under, any regulation, order, decree or award of any Tribunal.

           3.17 Employees; Employee Benefit Plans.

                     (a) There are no pending, or to the knowledge of the Seller, threatened, and the Seller has not received notice of any, investigations by any governmental agency, termination proceedings or other claims (except for claims for benefits payable in the normal operation of the Seller's employee benefit plans), suits or proceedings against or involving the Seller's employee benefit plans or asserting any rights or claims to benefits under the Seller's employee benefit plans that would give rise to any liability on the part of the Purchaser.

                     (b) None of the current or former employees of the Seller in the Cash Management Business (the "Employees") is or was represented in his or her capacity as an Employee by any labor organization, nor has the Seller recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Seller entered into any collective bargaining agreement or union contract recognizing any labor organization as the collective bargaining agent of any Employees. There is no union organization activity involving any of the Employees pending, or, to the Seller's knowledge, threatened, nor has there ever been union representation involving any of the Employees.

           3.18 No Broker's or Finder's Fees. No agent, broker, investment banker, Person or firm acting on behalf of the Seller or any of its Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           The Purchaser and Fundtech, jointly and severally, represent and warrant to the Seller as follows:

           4.1 Organization, Standing, etc. of the Purchaser and Fundtech.

                     (a) The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

                     (b) Fundtech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Fundtech has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

           4.2 Authorization and Execution. The execution, delivery and performance by the Purchaser and Fundtech of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly authorized by all necessary limited liability company or corporate action, as the case may be, on the part of the Purchaser or Fundtech, as applicable. This Agreement has been duly and validly executed and delivered by each of the Purchaser and Fundtech. This Agreement is a legal, valid and binding obligation of the Purchaser and Fundtech enforceable against it in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights.

           4.3 No Consents. The execution and delivery by the Purchaser and Fundtech of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent or other action or exemption by or in respect of, or declaration or filing with, any Tribunal or any other Person.

           4.4 Absence of Conflicts. The execution and delivery by the Purchaser and Fundtech of this Agreement, the performance by them of their obligations hereunder and the consummation of the transactions contemplated hereby will not
(a) conflict with or result in any violation of any provision of the constituent documents of the Purchaser or Fundtech, each as amended to date, (b) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which the Purchaser or Fundtech is a party or by which any of its properties or assets are or may be bound or (c) violate any Legal Requirement applicable to the Purchaser or Fundtech or its respective properties or assets.

           4.5 Litigation. There is no Proceeding that is pending or, to the knowledge of the Purchaser or Fundtech, threatened involving the Purchaser or Fundtech that could adversely affect or prevent or delay the consummation of the transactions contemplated by this Agreement.

           4.6 No Broker's or Finder's Fees. No agent, broker, investment banker, Person or firm acting on behalf of the Purchaser or any of its Affiliates or under the authority of any of them is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this Agreement.


                              ARTICLE V COVENANTS


           5.1 Customer Survey; Refresh. The Purchaser hereby agrees that as soon as practicable after the Closing Date, but in any event no later than October 31, 1999, it will deliver to all end users of the Owned Software identified in Schedule 2.2(b)(i) and Schedule 2.2(b)(ii), at the address for such end users provided by the Seller, a copy of the most recent version developed by the Seller of the Owned Software (the "Refresh"), together with all related documentation and a letter, reasonably acceptable to the Seller, describing the purpose of the delivery. The Seller and the Purchaser jointly agree to complete, at the Seller's reasonable expense, the survey of all end users of the Owned Software initiated by the Seller prior to the Closing to determine which version of the Owned Software each such end user has received and installed prior to the Closing Date. The Purchaser agrees that within thirty
(30) days after the Closing Date, it will conduct, at the Seller's reasonable expense, a follow-up survey of all such end users to determine if such end users have installed the Refresh. The Purchaser hereby agrees that, upon the reasonable request of the Seller, the Seller may participate in the resolution of any issues that may be identified as a result of such surveys.

           5.2 Expenses. Subject to Article VI, the Seller and the Purchaser shall bear their respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants.

           5.3 Accounts Receivable. The Seller hereby agrees that, upon the reasonable request of the Purchaser, it will sign a form of notification for delivery by the Purchaser to all obligors in respect of the then outstanding Accounts Receivable included in the Transferred Assets notifying them of the assignment pursuant to this Agreement of such Accounts Receivable and that payment in respect of such Accounts Receivable should be made directly to the Purchaser.

The Seller and the Purchaser each agree that from and after the date hereof, they will hold and will promptly transfer and deliver to the appropriate party, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the date hereof which properly belongs to the other party, and will account to the appropriate party for all such receipts.

           5.4 Preservation of Books and Records. Until the occurrence of the first to occur of (i) the expiration of the statute of limitations applicable to the Purchaser or the Seller (as the case may be) with respect to its federal income taxes for 1999 or (ii) the completion by the Internal Revenue Service of a first audit of the tax return (whether or not consolidated) of the Purchaser or the Seller (as the case may be) for 1999, each of the Purchaser and the Seller will preserve and maintain the corporate, accounting, auditing, tax and other books and records relating to the Transferred Assets that are held by it or transferred to it on the date hereof and will make such books and records available to each other and provide such personnel as shall be reasonably necessary to access such information, upon reasonable notice and at reasonable times, it being understood that the Purchaser and the Seller shall be entitled to make copies of any such books and records as they shall deem reasonably necessary for purposes of making the same available to appropriate tax authorities or for other proper purposes.

           5.5 Allocation of Purchase Price. The parties agree to use reasonable efforts to allocate the consideration paid for the Transferred Assets among the Transferred Assets as soon as practicable after the Closing. The parties agree to make such allocation consistent with the principles of Section 1060 of the Code, to be bound for all purposes by such allocation and to execute and file an IRS Form 8594 and any required exhibits thereto (or other form required pursuant to Section 1060 of the Code, or other applicable tax laws) consistent therewith.

           5.6 Taxes.

                     (a) The Purchaser shall pay any and all Taxes payable as a result of the sale, transfer, assignment and delivery of the Transferred Assets pursuant to this Agreement; provided, however, that the Purchaser shall not be liable for any Taxes which are computed or based upon the income of the Seller.

                     (b) In addition, ad valorem taxes and personal property taxes on the Transferred Assets will be determined for 1999 and prorated between the Seller and the Purchaser as of the Closing Date. Utility charges relating to the Transferred Assets will be prorated between the Seller and the Purchaser as of the Closing Date. To the extent practicable, all such prorations and payments will be made on the Closing Date.

           5.7 Certain Employment Matters.

                     (a) The Purchaser will be allowed to interview, extend offers of employment to and solicit the employment of the persons identified on Schedule 5.7(a) (the "Scheduled Employees"). The Purchaser will determine, in its sole discretion, which Scheduled Employees will be extended offers of employment. The Seller will cooperate with the efforts of the Purchaser referred to in this
           Section 5.7(a) and shall not discourage any Scheduled Employee from accepting any such offer of employment. The Seller agrees to waive any non-compete, non-solicitation, confidentiality or similar provisions with respect to all Scheduled Employees, to the extent necessary for such Scheduled Employees to be employed by the Purchaser.

                     (b) Except as provided in Section 5.7(a) and for the persons identified on Schedule 5.7(b) and unless otherwise consented to, in writing, by the Seller, which consent will not unreasonably be withheld, during the one-year period commencing on the Closing Date, neither the Purchaser nor Fundtech nor any of their Affiliates shall, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any employee of the Banking Systems division of the Seller. In addition, during the one-year period commencing on the Closing Date, neither the Purchaser nor Fundtech shall extend any further offers or counteroffers to the persons identified on Schedule 5.7(b).

                     (c) Except for the persons identified on Schedule 5.7(c) and unless otherwise consented to, in writing, by the Purchaser, which consent will not unreasonably be withheld, during the one-year period commencing on the Closing Date, (i) neither Sterling Commerce nor any of its Affiliates shall, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any Scheduled Employee and (ii) the Banking Systems division of the Seller will not, directly or indirectly, knowingly solicit for employment, offer employment to or employ or retain (whether as an employee, officer, agent, consultant, advisor or in any other capacity) any person employed by the Purchaser in Dallas, Texas in the continuation of the Cash Management Business. In addition, during the one-year period commencing on the Closing Date, the Seller shall not extend any further offers or counteroffers to the persons identified on Schedule 5.7(c).

                     (d) The Purchaser will offer all Scheduled Employees who accept its offer of employment a group health plan, as defined in section 607(1) of ERISA, which is substantially similar to that currently provided by the Purchaser to its own employees.

                     (e) For purposes of assuming any obligations, resulting from, in connection with or arising out of the Seller's conduct of the Cash Management Business, the

           Seller acknowledges that neither the Purchaser nor Fundtech intends to be a successor employer with respect to the Cash Management Business.

                     (f) Neither the Purchaser nor Fundtech shall assume any liability, and the Seller and/or Sterling Commerce, as applicable, shall remain liable with respect to (i) any employee benefit plan arrangements, plans, programs or agreements, including any individual plans, programs or agreements maintained by the Seller or its Affiliates (ii) the employment or termination of employment, including a constructive termination, by the Seller of any individual (including but not limited to, any Scheduled Employee) attributable to any actions or inactions of the Seller prior to the Closing Date;
           (iii) Worker Adjustment and Retraining Notification Act or any other statutory or common law or civil law notice, severance pay, termination pay in lieu thereof or damages arising as a result of the termination or dismissal (including constructive termination or dismissal), by the Seller of any or all of its employees (whether or not a Transferred Employee) on or prior to the Closing Date, (iv) any claims by any employee of the Seller (or any dependent thereof) for workers compensation and/or related medical benefits incurred after the Closing which relate to any injury or illness originating prior to the Closing; and (v) the Purchaser or Fundtech being deemed, for purposes of assuming any of the Seller's obligations arising out of, resulting from, or in connection with the Seller's conduct of the Cash Management Business, a successor employer with respect to the Cash Management Business.

           5.8 Non-Competition.

                     (a) In partial consideration of this Agreement, for a period of one year after the Closing Date, neither Sterling Commerce nor any of its direct or indirect subsidiaries (whether in existence as of the Closing Date or subsequently formed or acquired prior to the one-year anniversary of the Closing Date) will engage, directly or indirectly, in a Competing Business (as hereinafter defined) in the U.S. or Canada; provided, however, that neither Sterling Commerce nor any such subsidiary shall be deemed to be engaged in a Competing Business by virtue of its ownership of 10% or less of the outstanding stock of any publicly traded corporation that is engaged in a Competing Business; and provided further that nothing in this Agreement shall be deemed to limit Sterling Commerce's or any such subsidiary's ability to conduct or continue to conduct any business related to (i) any products (other than the Owned Software and the product known as "Connexion for the Internet") or services presently offered by Sterling Commerce or any such subsidiary or (ii) any products presently under development by Sterling Commerce or any such subsidiary. As used herein, "Competing Business" shall mean the licensing of electronic cash management software with functionality equivalent to that of the Owned Software. If Sterling Commerce or any such subsidiary violates this Section 5.8(a), then they shall pay any and all reasonable attorneys' fees, costs and expenses incurred by Fundtech and the Purchaser to enforce this provision, including any appeals.

                     (b) The Seller and Sterling Commerce agree that the restrictions set forth in this Section 5.8 are reasonable to protect the Purchaser's legitimate business interests. If the scope of any of the covenants set forth in this Section 5.8 is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. If any part of this Section 5.8 is held to be unenforceable for any reason, this covenant shall be interpreted in a manner that will render it enforceable. The parties hereto agree and acknowledge that the Purchaser does not have any adequate remedy at law for the breach or threatened breach by the Seller or Sterling Commerce of the agreements set forth in this Section 5.8 and, accordingly, the Seller and Sterling Commerce further agree that the Purchaser may, in addition to the other remedies which may be available to it hereunder, file a suit in equity in a court to immediately enjoin (including, without limitation, by seeking a temporary restraining order, preliminary injunction, and permanent injunction against) the Seller/or Sterling Commerce from such breach or threatened breach and the Purchaser shall not have to post a bond. The provisions of this
           Section 5.8 are intended to be divisible. The Seller and Sterling Commerce acknowledge and agree that the noncompetition provisions are material inducements to the Purchaser entering into this Agreement and survive the execution of this Agreement.

           5.9 Letters to Customers. As soon as practicable after the Closing, the Purchaser and Seller shall agree to the text of a letter from the Purchaser and the Seller jointly, to be sent to the current customers of the Seller who are parties to any of the Assumed Contracts, regarding the consummation of the transactions contemplated by this Agreement.

           5.10 Sales Commissions. From and after the Closing, the Seller shall pay any and all sales commissions payable on revenue recognized by the Seller with respect to the Transferred Assets and the Purchaser shall pay any and all sales commissions payable on revenue recognized by the Purchaser with respect to the Transferred Assets.

           5.11 Obligations Secured by Permitted Encumbrances.. Within ninety days after a request from the Purchaser or after notice of an underlying claim with respect thereto, the Seller shall secure the discharge in full of any Permitted Encumbrance.

                                   ARTICLE VI

                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                        AND AGREEMENTS; INDEMNIFICATION;
                            REMEDIES AND LIABILITIES


           6.1 Survival of Representations, Warranties and Agreements. All representations and warranties contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing, the consummation of the transactions contemplated hereby and any investigation made at any time by or on behalf of any of the parties and shall continue in full force and effect for the following periods: (a) until the expiration of all applicable statutes of limitations in the case of the representations and warranties of (i) the Seller set forth in Sections 3.2, 3.5 and 3.14 and (ii) the Purchaser and Fundtech set forth in
Section 4.2, and (b) until the one-year anniversary of the Closing Date in the case of all other representations and warranties; provided, however, that this provision shall not impair, diminish, prevent, bar or in any way limit a party's right or ability to assert, allege, or interpose any defenses based, in whole or in part, on the representations and warranties contained in this Agreement or in any certificate, document or instruments delivered pursuant to this Agreement and any agreement entered into between the parties on or after the Closing Date. The date of the expiration of the applicable time period referenced above for any particular representation and warranty is hereinafter referred to as the "Expiration Date." Each covenant and agreement set forth in this Agreement to be performed after the Closing will survive the Closing Date in accordance with its terms.

           6.2 Indemnification of the Purchaser and Fundtech. From and after the Closing Date, the Seller and Sterling America, jointly and severally, shall indemnify, defend and hold harmless the Purchaser and Fundtech and their respective directors, officers, employees, agents and Affiliates (collectively (including the Purchaser), the "Purchaser Indemnitees") against any and all damages, losses, liabilities, settlements, costs or expenses (including legal and other expenses reasonably incurred in investigating and defending against the same) (collectively, "Liabilities") incurred by the Purchaser or Fundtech arising out of, resulting from or in connection with:

                     (a) the breach by the Seller of any representation or warranty of the Seller contained in this Agreement;

                     (b) any breach by the Seller of any agreement or covenant of the Seller contained in this Agreement;

                     (c) the assertion by a party to any of the Seller Contracts and Specified Contracts of any claim during the one-year period commencing on the date of the execution of the applicable Seller Contract or Specified Contract for a refund under the applicable Assumed Contract based upon the failure of the Owned Software to operate in the manner described in the applicable documentation; provided, that to the extent that a Claim results from, arises out of or in connection with the Software of a Third Party embedded in the Owned Software, the Seller will be subrogated to any of the rights of the Purchaser against such Third Party, to the extent that the claim relates to the Owned Software, as long as such subrogation would not cause a breach by the Purchaser of the license for such Third Party Software.

                     (d) the assertion against, imposition upon or incurrence by any such Purchaser Indemnitee of any Retained Liability;

                     (e) the assertion by a party to any of the Seller Contracts or Specified Contracts, or its successor or assignee, during the one-year period commencing on the Closing Date, of any claim, demand or cause of action, to the extent that such claim, demand or cause of action arises in connection with, is related to or is based upon, in whole or in part, an allegation that any unmodified version of the Owned Software (excluding the items described in Section 2.2(a)(iv) but including the version of the Owned Software distributed by the Purchaser pursuant to Section 5.1) is not Y2K Compliant; provided, that to the extent that a claim, demand or cause of action with respect to whether the Owned Software is Y2K Compliant results from, arises out of or in connection with the Software of a Third Party embedded in the Owned Software, the Seller will be subrogated to any of the rights of the Purchaser against such Third Party, to the extent that (i) the claim relates to the Owned Software and (ii) such subrogation does not adversely prejudice the Purchaser's rights with respect to the Third Party and as long as such subrogation would not cause a breach by the Purchaser of the license for such Third Party Software.

                     (f) the imposition upon or incurrence by any such Purchaser Indemnitee of any Liabilities arising from, in connection with or related to a claim by a licensee of the Owned Software under a Specified Contract, during the period commencing on the Closing Date and ending on the date twelve (12) months after the termination of the current annual maintenance term for the applicable Specified Contract, solely to the extent that such Liabilities exceed the amount of Liabilities that would be payable if the applicable Specified Contract were substantially the same as the Seller's Standard License and Service Agreement.

                     (g) the assertion against, imposition upon or incurrence by any such Purchaser Indemnitee of any Liability arising from, in connection with or related to the financing statement attached hereto as Exhibit D.

The foregoing obligations of the Seller with respect to any breach by the Seller of any particular representation or warranty made by the Seller shall terminate on the Expiration Date applicable to such representation and warranty (except that such obligations shall thereafter continue in full force and effect with respect to any Claim of which the Seller has received written notice prior to the Expiration Date). The obligations of the Seller under this Section 6.2 shall only become operative and effective if and when the aggregate of all Liabilities for which any Purchaser Indemnitees seeking indemnification under Section 6.2 exceeds $50,000 (it being understood that all such Liabilities shall accumulate until such time as they exceed $50,000, at which time the Seller shall be obligated to indemnify, hold harmless and defend any Purchaser Indemnitees seeking indemnification under this Section 6.2 for the full amount of such Liabilities, including the first $50,000). If the Seller, Sterling Commerce or Sterling America shall at any time be liable to the Purchaser Indemnitees pursuant to this Agreement (including this Section 6.2), notwithstanding anything to the contrary contained herein, the cumulative amount of all Liabilities recoverable against the Seller, Sterling Commerce, Sterling America and their Affiliates shall not exceed, in the aggregate, $4,395,696. Such maximum liability of the Seller, Sterling Commerce, Sterling America and their Affiliates shall be reduced to the extent of any insurance proceeds received by any of the Purchaser Indemnitees for such Liabilities from the Seller, Sterling Commerce, Sterling America or any of its Affiliates or any of their respective insurance carriers. The Seller, Sterling Commerce or Sterling America shall have no liability or obligation under this
Section 6.2 to the extent any Claim by a Purchaser Indemnitee is based upon (i) the use of any Software (and related files) and Intellectual Property transferred to the Purchaser pursuant to this Agreement in connection with programs not supplied by the Seller, if such Claim would have been avoided had such Software (and related files) and Intellectual Property not been used or combined with such other programs (ii) the use after the Closing of such Software (and related files) and Intellectual Property not in accordance with the related documentation if such Claim would have been avoided had such Software (and related files) and Intellectual Property been used in accordance with the related documentation or (iii) modifications or enhancements of any such Software (and related files) and Intellectual Property after the Closing, if such Claim would have been avoided had such Software (and related files) and Intellectual Property not been so modified or enhanced.

           6.3 Indemnification of the Seller. From and after the Closing Date, the Purchaser and Fundtech, jointly and severally, shall indemnify, defend and hold harmless the Seller and its directors, officers, employees, agents and Affiliates (collectively (including the Seller), the "Seller Indemnitees") against any and all Liabilities incurred by the Seller arising out of, resulting from or in connection with:

                     (a) the breach by the Purchaser or Fundtech of any representation or warranty of the Purchaser or Fundtech contained in this Agreement;

                     (b) any breach by the Purchaser or Fundtech of any agreement or covenant of the Purchaser or Fundtech contained in this Agreement; and

                     (c) the assertion against, imposition upon or incurrence by any such Seller Indemnitee of any Assumed Liability; provided, that with respect to any individual Seller Agreement or Specified Agreement relating to the Owned Software, the Purchaser's obligation to indemnify, hold harmless and defend the Seller under this Section 6.2(c) shall be limited to the amount of the annual maintenance fee payable under such Seller Contract or Specified Contract, as applicable, but such monetary limitation shall not apply to the extent the Owned Software is modified after the Closing Date and to the extent such modification causes an increase in such liability or to the extent that such Seller Agreement or Specified Agreement is modified in any way that would result in an amount of liability greater than the amount of the annual maintenance fee payable under such Seller Agreement or Specified Agreement.

           The foregoing obligations of the Purchaser and Fundtech with respect to any breach by the Purchaser of any particular representation or warranty made by the Purchaser shall terminate on the

Expiration Date applicable to such representation and warranty (except that such obligations shall thereafter continue in full force and effect with respect to any Claim of which the Purchaser has received written notice prior to the Expiration Date). The obligations of the Purchaser and Fundtech under this
Section 6.3 shall only become operative and effective if and when the aggregate of all Liabilities for which any Seller Indemnitees seeking indemnification under this Section 6.3 exceeds $50,000 (it being understood that all such Liabilities shall accumulate until such time as they exceed $50,000, at which time the Purchaser and Fundtech shall be obligated to indemnify, hold harmless and defend any Seller Indemnitees seeking indemnification under this Section 6.3 for the full amount of such Liabilities, including the first $50,000). If the Purchaser and Fundtech shall at any time be liable to the Seller Indemnitees pursuant to this Agreement (including this Section 6.3), notwithstanding anything to the contrary contained herein, the cumulative amount of all Liabilities recoverable against the Purchaser and Fundtech shall not exceed (a) $2,197,848, in the aggregate, with respect to (i) Liabilities arising out of, based upon or resulting from the breach or breaches by the Purchaser and/or Fundtech of any representation or warranty contained in this Agreement, (ii) Liabilities arising out of, based upon or resulting from the assertion against, imposition upon or incurrence by any Seller Indemnitee of any Assumed Liability and (iii) any breach by the Purchaser or Fundtech of any agreement or covenant of the Purchaser or Fundtech (other than Section 2.12) contained in this Agreement and (b) $4,395,696 with respect to any breach by the Purchaser of
Section 2.12. Such maximum liability of the Purchaser and Fundtech shall be reduced to the extent of any insurance proceeds received by any of the Seller Indemnitees for such Liabilities from the Purchaser, any of its Affiliates or any of their respective insurance carriers. Notwithstanding the foregoing, the cumulative amount of all Liabilities recoverable against the Purchaser and Fundtech shall not exceed $4,395,696.

           6.4 Procedures for Third Party Claims. The following procedures shall be applicable with respect to indemnification for third party claims arising from, related to, or in connection with any provision of this Agreement.

                     (a) Within ten (10) business days after receipt by the party seeking indemnification hereunder (an "Indemnitee") of written notice of the assertion or the commencement of any claim, liability or obligation by a Third Party, whether by legal process or otherwise (a "Claim"), with respect to any matter within the scope of Section
           6.2 or 6.3, the Indemnitee shall give written notice thereof (the "Notice") to the Person from whom indemnification is sought pursuant hereto (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that the failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless such failure results in material prejudice to Indemnitor's defense of such Claim. In case any such Claim is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice of its intention to the Indemnitee within 30 days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Claim, it shall not settle or compromise any such Claim, or consent to the entry of any judgment relating thereto, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, if such settlement would require the Indemnitee to admit liability or would restrict any future actions of the Indemnitee. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 6.4(a), the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense. If the Indemnitor shall fail to assume the defense of any such Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the Indemnitee shall assume the defense of any such Claim (and the Indemnitor shall pay the fees and costs incurred by the Indemnitee prior to the assumption of such defense by the Indemnitee), in which event it may do so in such manner as it may deem appropriate. The Indemnitor shall be permitted to join in the defense of such Claim and to employ counsel at its own expense and, in the case of a Claim for which the Seller is required to indemnify, defend and hold harmless a Purchaser Indemnitee pursuant to Sections 6.2(c), (e) or (f), the Purchaser Indemnitee shall, as reasonably requested by the Seller, assist in the defense of any such Claim at the expense of the Seller.

           6.5 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR OTHER WRITTEN AGREEMENT EXECUTED AND DELIVERED BY THE PARTIES HERETO ON OR AFTER THE DATE HEREOF, NONE OF THE SELLER, STERLING COMMERCE, STERLING AMERICA, THE PURCHASER OR FUNDTECH MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE OTHER PARTIES OR TO ANY OTHER PERSON, INCLUDING WITHOUT LIMITATION WARRANTIES REGARDING TITLE, INFRINGEMENT, MERCHANTABILITY, ORIGINALITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE (REGARDLESS OF WHETHER THE OTHER PARTIES HAVE BEEN ADVISED, HAVE REASON TO KNOW, OR IN FACT KNOW OF ANY SUCH PURPOSE), OR RESULTS TO BE DERIVED FROM THE USE OF THE TRANSFERRED ASSETS, WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE OF TRADE, OR BY COURSE OF DEALING.

                                  ARTICLE VII

                                  MISCELLANEOUS

           7.1 Publicity. Except as may otherwise be required by law (which, in the case of filings required under the federal securities laws of the United States and other governmental filings, shall be determined by the filing party's counsel), no publicity, release or announcement concerning this Agreement or the transactions contemplated hereby or thereby shall be made without advance mutual written approval thereof by the Seller and the Purchaser. Each party shall have seven business days after receipt of any such publicity, release or announcement by a party to the other party within which to approve or reject such materials, and the approval of such materials shall not unreasonably be withheld. If a party does not approve or reject such materials within such seven-day period, such materials shall be deemed approved by such party.

           7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission, sent by nationally recognized express courier or sent by certified, registered, first-class, air mail, postage prepaid. Any such notice shall be deemed given when actually received when so delivered personally, by facsimile transmission or express courier or, if mailed, five days after the date of deposit in the United States mail as follows:

                     If to the Purchaser, to:

                     Fundtech Corporation
                     30 Montgomery, Suite 501
                     Jersey City, New Jersey  07302
                     Attention: Chief Financial Officer
                     Facsimile: (201) 946-1313

                     Fundtech Corporation
                     30 Montgomery, Suite 501
                     Jersey City, New Jersey  07302
                     Attention: General Counsel
                     Facsimile: (201) 946-1313


                     with a copy (which shall not constitute effective notice) to:

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, New York  10153
                     Attention:  David Stone
                     Facsimile:  (212) 310 -8430


                     If to the Seller to:

                     Sterling Commerce (Northern America), Inc.
                     4600 Lakehurst Court
                     Dublin, Ohio 43016-2000
                     Attention:  President
                     Facsimile:  (614) 793-5963

                     If to Sterling America to:

                     Sterling Commerce (America), Inc.
                     4600 Lakehurst Court
                     Dublin, Ohio 43016-2000
                     Attention:  President
                     Facsimile:  (614) 793-5963
                     with a copy (which shall not constitute effective notice) to:

                     Sterling Commerce, Inc.
                     4600 Lakehurst Court
                     Dublin, Ohio  43016-2000
                     Attention:  General Counsel
                     Facsimile:  (614) 718-1510

or to such other address as any of the above shall have specified by notice in accordance with the foregoing procedures.

           7.3 Amendment; Extension and Waiver.

                     (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                     (b) The parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in any instrument in writing signed on behalf of such party. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement shall not operate or be construed as a waiver of any other condition or any other provision or subsequent breach.

           7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

           7.5 Arbitration. Except for breaches or threatened breaches of any of the provisions of this Agreement related to equitable relief, any dispute, controversy, or claim arising under, related to, or in connection with, this Agreement or the other agreements contemplated hereby shall be fully and finally resolved by binding arbitration in accordance with this Agreement and the rules of the American Arbitration Association ("AAA"). The arbitration shall constitute the sole and exclusive method of adjudication of all matters between the parties and shall be final, binding, and non-appealable. The arbitration shall be conducted by a panel of three neutral arbitrators in accordance with the Commercial Arbitration Rules of the AAA in a mutually agreeable location in Dallas, Texas, if the arbitration is initiated by the Purchaser or Fundtech and in New York City, New York, if such arbitration is initiated by the Seller, Sterling Commerce, or Sterling America. The AAA office in the city where the arbitration is taking place shall administer the arbitration. The three arbitrators shall be selected pursuant to the rules of the AAA from a panel of independent and disinterested persons who (i) are lawyers with at least ten years of legal experience or (ii) have at least ten years of former judicial experience and who are familiar with the purchase and sale of business concerns. The parties shall be entitled to file motions to dismiss, motions for summary judgment and make an oral presentation and join in the arbitration any other parties to the Agreement. Unless otherwise agreed to by the parties, the arbitration panel shall render a final award within twelve (12) months after the arbitration panel is selected. The arbitration and arbitrators' fees shall be divided equally between the parties. Each party shall be solely responsible for their own attorneys' fees and costs and the panel shall not award attorneys' fees to the prevailing party. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration result shall be kept confidential except as otherwise provided by law; provided, however, that this provision shall not prevent a party from disclosing the result to its auditors, attorneys, tax consultants, officers or directors or in response to a valid subpoena or to enforce or vacate the arbitration award. The arbitration panel shall have no authority to award punitive or exemplary damages.

           7.6 JURISDICTION. IF THE SELLER, STERLING COMMERCE OR STERLING AMERICA SEEKS EQUITABLE RELIEF OR SEEKS TO ENTER AN ARBITRATION AWARD PURSUANT TO SECTION 7.5, IT CONSENTS TO DO SO IN A COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK AND IF THE PURCHASER OR FUNDTECH SEEKS EQUITABLE RELIEF OR SEEKS TO ENTER AN ARBITRATION AWARD PURSUANT TO SECTION 7.5, IT CONSENTS TO DO SO IN A COURT LOCATED IN THE NORTHERN DISTRICT OF TEXAS. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN THE STATE OF TEXAS OR NEW YORK, AND FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH STATE HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

           7.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither this Agreement nor any rights or obligations hereunder or thereunder may be assigned by any party hereto or thereto without the prior written consent of the other parties hereto or thereto; provided, however, that the Purchaser may assign its rights and obligations under this Agreement (including by merger) to Fundtech or an Affiliate of Fundtech without the prior consent of the Seller.

           7.8 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other document, agreement or instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Agreement or any other such document, agreement or instrument shall not be affected.

           7.9 No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and the other Persons referred to in Sections 6.2 and 6.3, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

           7.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Signatures may be exchanged by facsimile, with original signatures to follow. Each party hereto agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of the other parties hereto.

           7.11 Rules of Construction. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (a) all references to days or months shall be deemed references to calendar days or months; (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement and (c) "to the knowledge of the Seller" shall be deemed to mean to the actual knowledge, as of the Closing Date, of Dave Pond, Elizabeth May, Glynn Brooks, Mohan Nihilani and, solely with respect to litigation matters, the General Counsel of Sterling Commerce. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties acknowledge and agree that each has participated in the drafting hereof and that this Agreement will not be construed in favor of or against either party solely on the basis of a party's drafting or participation in the drafting of any portion of this Agreement. Information contained in a Section or Subsection of the Disclosure Schedule (or expressly incorporated by reference into such Section or Subsection) shall qualify only those representations, warranties and agreements of the Seller made in the identically numbered Section or Subsection of this Agreement, and shall not be deemed to qualify the representations, warranties or agreements made in any other Section or Subsection.

           7.12 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) supersedes all prior documents, understandings and agreements, oral or written, relating to this transaction and constitutes the entire understanding of the parties with respect to the subject matter hereof.

           IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties as of the date first above written.

                                    THE SELLER:

                                    STERLING COMMERCE (NORTHERN AMERICA), INC.



                                    By:    /s/ Elizabeth B. May
                                           ------------------------------------
                                    Name:  Elizabeth B. May
                                           ------------------------------------
                                    Title: Assistant Treasurer
                                           ------------------------------------



                                    STERLING COMMERCE:

                                    SOLELY FOR PURPOSES OF SECTIONS 2.8(C),
                                    2.12(B), (D), (E), (I), (J), (L), AND (M),
                                    2.13, 3.2, 3.4(A), 3.14, 5.7(C), 5.7(F),
                                    5.8, 6.5, 7.5 AND 7.6

                                    STERLING COMMERCE, INC.



                                    By:    /s/Paul L.H. Olson
                                           ------------------------------------
                                    Name:  Paul L.H. Olson
                                           ------------------------------------
                                    Title: Executive Vice President
                                           ------------------------------------

                                    STERLING AMERICA:

                                    STERLING COMMERCE ( AMERICA), INC.

                                    SOLELY FOR PURPOSES OF SECTIONS
                                    2.12(D), 3.1, 3.2, 3.4, 6.2, 6.5, 7.5 AND
                                    7.6)



                                    By:    /s/Paul L.H. Olson
                                           ------------------------------------
                                    Name:  Paul L.H. Olson
                                           ------------------------------------
                                    Title: President
                                           ------------------------------------




                                    THE PURCHASER:

                                    FCMS, LLC



                                    By:     /s/ Michael Carus
                                           ------------------------------------
                                    Name:  Michael Carus
                                           ------------------------------------
                                    Title: Authorized Officer
                                           ------------------------------------


                                    FUNDTECH:

                                    FUNDTECH CORPORATION



                                    By:    /s/ Michael Carus
                                           ------------------------------------
                                    Name:  Michael Carus
                                           ------------------------------------
                                    Title: EVP, COO and CFO
                                           ------------------------------------

                                                                    SCHEDULE 1.1


                             SCHEDULE OF DEFINITIONS

           "AAA" has the meaning specified in Section 7.5.

           "Accounts Receivable" means the accounts receivable and notes receivable of the Seller arising out of the Assumed Contracts as of the Closing Date, including any Indebtedness arising out of the Assumed Contracts and the right to payment of any interest or finance charges or similar fees or charges relating thereto.

           "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

           "Agreement" has the meaning specified in the preamble hereof.

           "Assumed Contracts" has the meaning specified in Section 2.2(b).

           "Assumed Liabilities" has the meaning specified in Section 2.6(a).

           "Bifurcation Agreements" has the meaning specified in Section
2.15(b).

           "Bill of Sale, Assignment and Assumption Agreement" has the meaning specified in Section 2.9(b).

           "CFI Trademark" has the meaning specified in Section 2.12.

           "Cash Management Business" has the meaning specified in the Recitals.

           "Claim" has the meaning specified in Section 6.4(a).

           "Closing" has the meaning specified in Section 2.1.

           "Closing Date" has the meaning specified in Section 2.1.

           "Closing Date Accounts Receivable" has the meaning specified in
Section 2.5(a).

           "Closing Date Balance Sheet" means a balance sheet, as of August 31, 1999, related to the Cash Management Business.

           "Closing Date Deferred Revenues" has the meaning specified in Section 2.5(b).

           "Commercial Owned Software" has the meaning specified in Section 3.9(g).

           "Commercial PC Software" shall mean generally available commercial Software, including those for word processing, accounting and similar applications, having an individual acquisition cost of $1,000 or less and used on personal computers owned by the Seller.

           "Competing Business" has the meaning specified in Section 5.8(a).

           "Confidential Information" means all proprietary or confidential information of any type, kind or character used or held for use in connection with the operation of the Purchaser, except that Confidential Information shall not include such information which (a) was available to the receiving party on a nonconfidential basis prior to its disclosure to the receiving party, (b) was generally available to the public without the fault of the receiving party, or
(c) becomes available to the receiving party on a nonconfidential basis from a source other than the Purchaser or the Seller, as applicable, having a right to make such disclosure.

           "Consent" means any consent, approval, permit, notice, action or authorization of, or giving of notice to, any Person not a party to this Agreement.

           "Contract" means, with respect to any Person, any contract, agreement, understanding or other instrument or obligation to which such Person is a party or by which such Person or such Person's properties or assets are or may be bound.

           "Deferred Revenues" means the amount of the deferred revenues as reflected on the Closing Date Balance Sheet, as adjusted by the Final Balance Sheet.

           "Disclosure Schedule" means the schedule set forth as Schedule 1.1(b) which has been prepared by the Seller and sets forth, among other things, certain information that, to the extent provided therein, qualifies the representations, warranties and agreements of the Seller made in this Agreement.

           "EDS" has the meaning specified in Section 2.15(a).

           "EDS Agreement" has the meaning specified in Section 2.15(a).

           "Effective Time" shall mean 12:01 a.m. on the Closing Date.


                                     1.1-2

           "Employees" has the meaning specified in Section 3.17(b).

           "Excluded Assets" has the meaning specified in Section 2.3.

           "Expiration Date" has the meaning specified in Section 6.1.

           "Final Accounts Receivable" has the meaning specified in Section 2.5(a).

           "Final Balance Sheet" has the meaning specified in Section 2.11.

           "Final Deferred Revenues" has the meaning specified in Section
2.5(b).

           "Financial Statements" means the following financial statements, each prepared in accordance with GAAP, of the Cash Management Business:

                     (i) balance sheets dated August 31, 1999 and June 30, 1999; and

                     (ii) a statement of profits and loss for the eleven month period ended August 31, 1999 and the nine month period ended June 30, 1999.

           "GAAP" means generally accepted accounting principles as in effect at the time of the application thereof in accordance with the provisions of this Agreement.

           "General IP" shall mean (i) all domestic and foreign patents, patent applications and patents issuing therefrom and any reissue, reexamination, extension, revival or renewal of any patent; and (ii) all copyrights and registration of claim to copyright and applications for registration of claim to copyright.

           "Identified Software" has the meaning specified in Section 2.2(a).

           "Indebtedness" means, with respect to any Person, all obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented upon the such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien existing on property owned or acquired by such Person or a subsidiary thereof, whether or not the liability secured thereby shall have been assumed by or shall otherwise be the Person's legal liability, capitalized lease obligations and all guarantees, endorsements and other contingent obligations in respect of Indebtedness of other Persons.

           "Indemnitee" has the meaning specified in Section 6.4(a).

           "Indemnitor" has the meaning specified in Section 6.4(a).


                                     1.1-3

           "Intellectual Property" has the meaning specified in Section 2.2(e).

           "Last Portion" has the meaning specified in Section 2.12(d).

           "Legal Requirement" means any domestic, foreign or international law, treaty, ordinance, statute, rule or regulation of any Tribunal or any Order.

           "Liabilities" has the meaning specified in Section 6.2.

           "Licensed IP" has the meaning specified in Section 3.9(b).

           "Lien" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, security interest, lien, federal or state Tax lien, assessment, levy, charge, or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever in respect of such properties or assets.

           "Master Agreement" has the meaning specified in Section 2.15(a).

           "New License" has the meaning specified in Section 2.15(b).

           "Non-CFI Trademarks" has the meaning specified in Section 2.12.

           "Material Adverse Effect" means a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities related to the Transferred Assets or the Purchaser.

           "Notice" has the meaning specified in Section 6.4(a).

           "Order" means any decision, judgment, order, writ, injunction, decree, award or determination of any Tribunal.

           "Owned IP" has the meaning specified in Section 3.9(a).

           "Owned Software" has the meaning specified in Section 2.2(a).

           "Permitted Encumbrances" has the meaning specified in Section 3.5.

           "Person" means any corporation, joint stock company, limited liability company, association, partnership, joint venture, organization, individual, business or other trust or any other entity or organization of any kind or character.


                                     1.1-4

           "Proceeding" means any action, suit, inquiry, formal or informal complaint, investigation or other proceeding.

           "Purchase Price" has the meaning specified in Section 2.4.

           "Purchaser" has the meaning specified in the preamble hereof.

           "Purchaser Indemnitees" has the meaning specified in Section 6.2.

           "Registered Owned IP" has the meaning specified in Section 3.9(a).

           "Retained Liabilities" has the meaning specified in Section 2.6(b).

           "Scheduled Employees" has the meaning specified in Section 5.7(a).

           "Scheduled Software" has the meaning set forth in Section 3.9(j).

           "Seller" has the meaning specified in the preamble hereof.

           "Seller Contracts" has the meaning specified in Section 2.2(b).

           "Seller Indemnitees" has the meaning specified in Section 6.3.

           "Software" shall mean the expression of an organized set of instructions in a natural or coded language that is contained on a physical media of any nature (e.g., written, electronic, magnetic, optical or otherwise) and that may be used with a computer or other automated data processing equipment device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, as well as any related documentation for such set of instructions and its subsystems and shall include computer programs in source and object code, test or other significant data libraries, user documentation for computer programs, and any of the following that is contained on a physical media of any nature and that is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the same: flow diagrams, masks, input and output formats, file layouts, development tools, database formats, interfaces, test programs, installation and operating instructions, diagnostic and maintenance instructions, and other similar materials and information.

           "Specified Contracts" has the meaning specified in Section 2.2(b).

           "Standard License and Service Agreement" means the standard form of License & Service Agreement generally used by the Seller to license the Identified Software to financial institutions and in the form attached as Exhibit C.


                                     1.1-5

           "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, property (whether real property or personal property), sales, transfer, occupation, service, stamp, use, licensing, withholding, employment or unemployment, payroll, share, capital, surplus, profits, franchise, occupational, net worth or other taxes) imposed by any Tribunal, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions to tax.

           "Third Party" means any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

           "Third Party Embedded Software Licenses" has the meaning specified in
Section 2.2(b).

           "Trademarks" has the meaning specified in Section 2.12.

           "Trademark Application" has the meaning specified in Section 2.12(a).

           "Trademark License" has the meaning specified in Section 2.12.

           "Transferred Assets" has the meaning specified in Section 2.2.

           "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, town, township, village or municipality.

           "Y2K Compliant" has the meaning specified in Section 3.9(j).


                                     1.1-6

                                                                       EXHIBIT A

            FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

           THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of September __, 1999, between Sterling Commerce (Northern America), Inc., a Delaware corporation ("Grantor"), and FCMS, LLC, a Delaware limited liability company ("Grantee"),

                                    RECITALS

           WHEREAS, concurrently with the execution and delivery hereof, Grantor and Grantee are entering into an Asset Purchase Agreement (the "Asset Purchase Agreement"), upon the terms and conditions of which Grantor will transfer to Grantee certain Transferred Assets, and Grantee agreed to assume certain liabilities of Grantor, upon the terms and subject to the conditions set forth therein, effective as of the Effective Time;

           WHEREAS, capitalized terms used herein and not defined shall have the meanings assigned to them in the Asset Purchase Agreement; and

           WHEREAS, Grantor desires to deliver to Grantee such instruments of sale, conveyance, transfer and delivery as shall be effective to vest in Grantee all right, title and interest in and to the Transferred Assets;

           NOW, THEREFORE, for and in consideration of the purchase price specified in Section 2.4 of the Asset Purchase Agreement, the assumption of the Assumed Liabilities and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Grantor hereby grants, bargains, sells, conveys, assigns, transfers, sets over and delivers to Grantee, and Grantee hereby accepts, all of Grantor's right, title and interest in and to the Transferred Assets, and Grantee hereby agrees to assume, pay, perform and discharge in accordance with the terms thereof each of the Assumed Liabilities, effective as of the Effective Time;

           TO HAVE AND TO HOLD the Transferred Assets, with all of the appurtenances thereto, unto the Grantee and its successors and assigns for its and their use forever.

           1. This Bill of Sale, Assignment and Assumption Agreement is made pursuant to the Asset Purchase Agreement; provided, however, that this Bill of Sale, Assignment and Assumption Agreement is subject to the limitations, restrictions and qualifications set forth in the Asset Purchase Agreement.

           2. This conveyance is made with full substitution and subrogation of Grantee, its successors and assigns, in and to all covenants and warranties by others heretofore given or made in respect of the interests in the Transferred Assets conveyed in this Agreement, whether recorded or unrecorded.

           3. Grantor agrees, upon the request of Grantee, to execute, acknowledge and deliver such further conveyances, notices, releases and acceptances and such other instruments and to take all and every such further action as may be reasonably necessary or appropriate more fully to assure to Grantee or its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this instrument granted, bargained, sold, conveyed, assigned, transferred, set over and delivered, or otherwise vested in Grantee or intended so to be; provided, however, that any such request by Grantee shall be subject to the limitations, restrictions and qualifications of the Asset Purchase Agreement.

           4. This Bill of Sale, Assignment and Assumption Agreement may be executed in several original counterparts, all of which are identical. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           5. This Bill of Sale, Assignment and Assumption Agreement shall bind and inure to the benefit of Grantor and Grantee and their respective successors and assigns.

           6. This Bill of Sale, Assignment and Assumption Agreement shall be governed by and construed in accordance with the law of the State of Texas.

           IN WITNESS WHEREOF, Grantor and Grantee have executed this instrument on the date first set forth above.

                                    GRANTOR:

                                    STERLING COMMERCE (NORTHERN
                                    AMERICA), INC.



                                    By:
                                           ------------------------------------
                                    Name:
                                           ------------------------------------
                                    Title:
                                           ------------------------------------


                                    GRANTEE:

                                    FCMS, LLC



                                    By:
                                           ------------------------------------
                                    Name:
                                           ------------------------------------
                                    Title:
                                           ------------------------------------



                                      C-3